EXHIBIT 4.4
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                                                              October 17, 2002

CERTIFIED MAIL
RETURN RECEIPT REQUESTED

A-OK Controls Engineering, Inc.
4375 Giddings Road
Auburn Hills, Michigan  48326
Attn:  Matthew S. Galvez, President and CEO


                  Re:      Loans by LaSalle Business Credit, Inc.

Dear Mr. Galvez:

                  Reference is made to that certain Loan and Security Agreement dated as of June 30, 2000, as heretofore and hereafter amended, amended and restated or otherwise modified from time to time (the "Agreement"), by and between A-OK Controls Engineering, Inc. ("Borrower") and LaSalle Business Credit, Inc. ("Lender"). Each term set out herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

                  By our letters to you dated October 3, 2001 and February 18, 2002, we notified you that Borrower is and remains in default (collectively, the "Defaults") under the Agreement. The Defaults have not been cured or waived. The terms of the Agreement provide that Lender may, as a result of any Event of Default, including any Default, accelerate the payment of all Liabilities. Borrower acknowledges the existence of each Default.

                  Lender has requested that Borrower obtain alternative financing, and Borrower hereby agrees to use its best efforts to obtain such alternate financing. Borrower has therefore requested that Lender not immediately accelerate the payment of the Liabilities, and that Lender, for the moment, allow both parties to the Agreement to proceed under the terms of the Agreement. In the event Borrower and each guarantor set forth herein executes this letter and returns same to Lender on or before October 25, 2002, Lender hereby agrees to allow both parties to proceed under the terms of the Agreement (as such terms are amended herein) until further notice to Borrower, provided as follows:

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(a)  That there occurs no additional Event of Default;
(b) That there occurs no material adverse change (as determined by Lender in its sole discretion) in Borrower or in its business;
(c) That Borrower shall use its continuing best efforts to refinance all of the Liabilities with another lender as soon as practicable; and
(d) That Borrower agrees that the definition of "Loan Commitment" appearing in the Agreement is hereby amended and restated to read in its entirety as follows: ""Loan Commitment" shall mean One Million Dollars ($1,000,000)."

                  Borrower hereby (a) ratifies and affirms its obligations under the Agreement; (b) denies and waives the existence of any defenses relating to its obligations under the Agreement; and (c) waives and releases any claims or causes or action against Lender which may now or hereafter be available to it arising out of (i) the administration of the Agreement or the Other Agreements,
(ii) the negotiation and execution of this letter, or (iii) any other matter pertaining to the Agreement or the Other Agreements.

                  Each of the undersigned guarantors hereby (a) ratifies and affirms its individual and several obligations under its respective Continuing Unconditional Guaranty executed by each guarantor in favor of Lender; (b) acknowledges and confirms that each Continuing Unconditional Guaranty continues in full force and effect notwithstanding this letter; (c) denies and waives the existence of any defenses relating to any of such Continuing Unconditional Guaranties; and (d) waives and releases any claims or causes or action against Lender which may now or hereafter be available to any guarantor arising out of
(i) the administration of the Agreement or the Other Agreements, (ii) negotiation and execution of this letter, or (iii) any other matter pertaining to the Agreement or the Other Agreements; provided, however, that the failure of any guarantor to execute this letter shall not release such guarantor or any other guarantor of its respective obligations under any of the Continuing Unconditional Guaranties.

                  By this letter Lender does not waive any Default, nor any previous Events of Default about which you have been notified. This letter is being written with Lender reserving all of its rights to exercise any and all of Lender's remedies, as provided in the Agreement and in all the Other Agreements, at such time and in such manner as provided therein. Nothing herein shall be construed or interpreted as being a waiver of any of Lender's rights or remedies (as provided to Lender under the terms of the Other Agreements, the Uniform Commercial Code or otherwise), by virtue of its forbearance to date (it being understood that Lender has no obligation to continue to forbear) or extension with respect thereto.

 Very truly yours,

 LASALLE BUSINESS CREDIT, INC.

 By s/s Dale P. Grzenia
 ----------------------
 Dale P. Grzenia, First Vice President

Accepted and agreed to this day of October, 2002.

A-OK CONTROLS ENGINEERING, INC.

By s/s David P. Gienapp
-----------------------
Its Secretary

Consented and agreed to by
the following guarantors of
the obligations of A-OK Controls Engineering, Inc.
to LaSalle Business Credit, Inc.

NEMATRON CORPORATION                      OPTIMATION, INC.
By /s/ David P. Gienapp                   By /s/ David P. Gienapp
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David P. Gienapp                          David P. Gienapp
Its Secretary                             Its Secretary

Date: October 24, 2002                    Date: October 24, 2002

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